Exhibit 99.1

Non-Invasive Monitoring Systems Awarded SBIR Phase 1

Contract for Non-Invasive Monitoring of Cardiac Output by U.S. Army

NORTH BAY VILLAGE, FL JAN 10, 2006 – Gary Macleod, CEO of Non-Invasive Monitoring Systems, Inc. (OTCBB:NIMU) announced today that the Company (“NIMS”) has been awarded a Small Business Innovative Research (SBIR) Phase 1, six month research contract in the amount of $99,624 for “The Use of Non-Invasive Methods to Determine Stroke Volume.”

Macleod stated that Dr. Marvin Sackner, Chairman of the Board of Directors, will be the Project Manager. Dr. Sackner is the inventor of the patented, non-invasive device called the thoracocardiograph that consists of a non-constricting, elastic sensor placed around the lower portion of the chest. It has been used in the laboratory to provide continuous monitoring of the blood pumped by the heart on a beat-by-beat basis (stroke volume).

Dr. Sackner who is Emeritus Director of Medical Services at Mt. Sinai Med. Center of Greater Miami and Voluntary Professor of Medicine, University of Miami, indicated that “this technology should fulfill a need expressed by the military for real-time, quantitative estimation of blood loss in wounded battlefield casualties. The goal set forth in the research contract is to extend the technology from laboratory studies to real time, transferring data utilizing wireless communications to field medics so that they can take prompt, corrective actions.” Final implementation of this technology depends upon receiving a second SBIR Phase 2 contract that will be submitted for consideration upon completion of this Phase 1 proposal.

The commercial applications of this technology include 1) monitoring by emergency response personnel of individuals injured in fires, accidents or other catastrophic situations, 2) post-surgical monitoring following cardiovascular procedures, 3) continuous ambulatory monitoring of all subjects at risk for chronic heart failure, and 4) detecting dehydration and thermal stress for first responders involved in physically demanding and stressful activities.

Dr. Sackner noted that VivoMetrics (Ventura, CA), the company that has been assigned the patents, will be its partner in developing this device. VivoMetrics markets the LifeShirt® System, which was invented by Dr. Sackner. This system is the first non-invasive, continuous ambulatory monitoring system that can collect data on pulmonary, cardiac, and other physiologic data, and correlate them over time. For the assignation of patent rights, NIMS collects royalties on sales and has been given an equity position in VivoMetrics.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.

Contact: Emerance Gummels, Product Manager 305-861-0075 egummels@accelerationtherapeutics.com